Exhibit 3.5

RESTATED CERTIFICATE OF INCORPORATION

OF

KEY COMPONENTS, INC.

(Under Section 307 of Title Business Corporation Law)

Pursuant to the provisions of Section 307 of the Business Corporation Law of the State of New York, the undersigned hereby certify:

FIRST: The name of the corporation is KEY COMPONENTS, INC. (the “Corporation”).

SECOND: That the Certificate of Incorporation of the Corporation was filed with the Department of State, Albany, New York, on the 30th day of April, 1997.

THIRD: The Certificate of Incorporation is amended to change the definition of “Shareholders Agreement” in Section 8 as follows:

“‘Shareholders Agreement’ means the Shareholder Agreement, dated as of May 23, 2000, between Kelso Investment Associates VI, L.P., KEP VI, L.P., the Corporation and the other parties thereto, as the same shall be amended from time to time,”

FOURTH: The Certificate of Incorporation, as amended, is hereby restated as follows:

FIRST: The Certificate of Incorporation is KEY COMPONENTS, INC.

SECOND: The purpose of the Corporation is to engaged in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporations is to be located in the County of Westchester.

FOURTH: The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is five million (5,000,000) shares of Common Stock, having a par value of one-tenth of one cent ($.001) per share;

and one million one hundred thousand (1,100,000) shares of Preferred Stock, having a par value of one-tenth of one cent ($.001) per share.

FIFTH: No holder of any shares of the Corporation shall because of his ownership of shares of the Corporation, have a preemptive or other right to purchase, subscribe for, or take any part of any shares of the Corporation, or any part of any notes, debentures, bonds, or other securities convertible into or options or warrants to purchase shares of the Corporation which are issued, offered, or sold by the Corporation after its incorporation, whether the shares, notes, debentures, bonds or other securities, be authorized by this Certificate of Incorporation or by an amended certificate duly filed and in effect at the time of the issuance, offer, or sale of such shares, notes, debentures, bonds or other securities. Any part of the shares authorized by this Certificate of Incorporation, or by an amended certificate duly filed and any part of any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of the Corporation may at any time be issued, offered for sale, and sold or disposed of by the Corporation, pursuant to a resolution of its Board of Directors and to such persons and upon such terms and conditions as the Board of Directors may, in its sole discretion deem proper and advisable, without first offering to existing shareholders any part of such shares, notes, debentures, bonds, or other securities.

SIXTH: The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: 200 White Plains Rd., 4th Floor, Tarrytown, New York 10581.

SEVENTH: No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association, or other entity in which one or more of its directors are directors or officers, or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that such director or directors are present at the meeting of the Board of Directors, or of a committee thereof, which approves such contract or transcription, or that his or their votes are counted for such purpose, if (i) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the Board of Directors or committee thereof and the Board of Directors or committee thereof approves such contract or transacting by a vote sufficient for such purpose without counting the vote of such interested director or, if the votes of the disinterested directors are insufficient to constitute an act of the Board of Directors, as that term is defined in the Business Corporation Law, by unanimous vote of the disinterested directors, or (ii) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership, or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof which approve such contract or transaction.

2. If such good faith disclosure of the material facts as to the director’s interest in the contract or transaction and as to any such common directorship, officership, or financial interest is made to the directors or shareholders, or known to the Board of Directors or committee thereof or shareholders approving such contract or transaction, as provided in paragraph (a); the contract or transaction may not be avoided by the Corporation for the reasons set forth in paragraph (a). If there was no such disclosure or knowledge, or if the vote of such interested director was necessary for the approval of such contract or transaction at a meeting of this Board of Directors or committee thereof at which it was approved, the Corporation may void the contract or transaction unless the party or parties thereto shall establish affirmatively, that the contract or transaction was fair and reasonable as to the Corporation at the time it was approved by the Board of Directors, committee thereof, or the shareholders.

3. Any contract, transaction, or act of the Corporation or of the Board of Directors which shall be approved or ratified by a majority of a quorum of the shareholders of the Corporation entitled to vote at any annual meeting or at any special meeting called for that purpose shall be as valid and binding as thought approved or ratified by every shareholder of the Corporation, except as otherwise provided by the laws of the State of New York; provided, however, that any failure of the shareholders to approve or ratify such contract, transaction, or act when and if submitted to them shall not be deemed in any way to invalidate the same or to deprive the Corporation, its directors, or officers of their right to proceed with such contract, transaction, or act.

4. (a) Except as expressly prohibited by the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended or supplemented, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity.

(b) Except as expressly prohibited by the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended or supplemented, the Corporation shall indemnify each person who is made or was made or is or was threatened to be made a party to or is involved in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, including, without limitation; an action by or in the right of this Corporation or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprises which any director or officer of the Corporation is serving, has served or has agreed to serve in any capacity at the request of the Corporation, by reason of the fact that he is, his testate or intestate is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, excise taxes or penalties, and expenses, including attorneys’ fees, incurred in connection with such action or proceeding or any appeal therein. The Corporation shall pay any expenses incurred in defending any such action or proceeding in advance of its final disposition; provided, however, that, if the New York Business Corporation Law requires the payment of such expenses shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount as, and to the extent, required by the New York Business Corporation Law. Furthermore, the Corporation may make additional provision for the identification and advancement of expenses to any person to whom the Corporation is permitted to provide indemnification or the advancement or expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (A) the By-laws of the Corporation, (B) a resolution of stockholders, (C) a resolution of the Board of Directors, or (D) an agreement providing for such indemnification; it being expressly intended that this Certificate of Incorporation authorizes the creation of other rights in any such manner. Any right of Indemnification or to the advancement of expenses contained in this Article SEVENTH or created in a manner provided for the preceding sentence shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators, unless otherwise provided when such right is created. The right to be indemnified and to the advancement of expenses considered hereunder shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, rule, regulation, certificate of incorporation or by-law provision, insurance policy, agreement, vote of shareholders or disinterested directors or otherwise.

5. The provisions of this Article SEVENTH shall be in addition to and not in limitation of any other rights, indemnities, or limitations of liability to which any director or officer may be entitled, as a matter of law or under any By-Law, agreement, vote of shareholders, or otherwise.

EIGHTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, or abrogating any general or specific power or right conferred under the Business Corporation Law upon the Corporation or its shareholders, bondholders, security holders, directors, officers, or other personnel.

NINTH: Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

TENTH: A class of preferred stock of the Corporation to be known as “Preferred Stock” is hereby established and provided for and the number, designation, relative rights, preferences and limitations of such class are as follows:

Section 1: Designation Amount; Capital. The Corporation hereby provides for the issuance of a new class of preferred stock of the Corporation to be designated and known as Preferred Stock, to be issued in only one series. The number of shares constituting the Preferred Stock shall be and the same is hereby fixed at 1,100,000.

Section 2. Dividend.

(a) The holders of Preferred Stock shall be entitled to receive out of funds legally available therefore cumulative dividends at the rate of 1.00% per annum of the Liquidation Price per share of the Preferred Stock before any dividend is declared and paid on any other shares of capital stock of the Corporation, whether presently outstanding or hereafter issued (“Junior Stock”). The Preferred Stock dividends shall not be paid to cash but shall accumulate and secure on each share on a semi-annual basis from the Original Issue Date, whether or not declared, and whether or not any dividend has been declared or paid on any other shares of Junior Stock, and shall not be affected by the transfer of shares or the cancellation and issuance or reissuance of certificates evidencing such shares. The amount of dividends for any semi annual period shall be the Liquidation Price multiplied by (i) 1.00%, multiplied by (ii) the actual number of days in such semi-annual period, divided by (iii) the actual number of days in such year.

(b) The Corporation shall not (i) declare, act aside or pay dividends on, (ii) redeem, repurchase or set aside monies for the redemption or repurchase of, or (iii) make or set aside monies for any other distribution on any Junior Stock unless all accrued dividends on the Preferred Stock shall have been paid; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees of the Corporation or any Subsidiary consistent with the terms of the Shareholders Agreement or any employment agreement to which the Corporation or any Subsidiary in a party. After all accrued dividends on the Preferred Stock have been paid, if the Board shall elect to declare additional dividends, such additional dividends shall be declared in equal amounts per share, but with each share of the Preferred Stock being entitled to an amount of dividends equal to the dividend payable with respect to a share of Common Stock multiplied by the number of shares of Common Stock issuable upon conversation of each share of Preferred Stock as the record date for the determination of shareholders entitled to receive such dividend or, if no such second date is established, on the date such dividend is declared.

Section 3. Liquidation Rights. Upon any liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation Event”), no distribution shall be made to the holders of any Junior Stock unless, prior to the first such distribution, the holders of the Preferred Stock shall have received consideration of an amount per share equal to the greater of (i) the Liquidation Price per share on the date of payment, or (ii) the amount the holders of Preferred Stock would receive in respect of the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock. If the assets distributable in any such event to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Price to which they may be entitled, such assets shall be distributed ratably among the holders of the Preferred Stock in proportion to the full Liquidation Price each such holder would otherwise be entitled to receive.

Section 4. Conversion. The Preferred Stock shall be convertible as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof; at any time at the office of the Corporation or any transfer agent for the Preferred Stock; into the number of fully paid and nonaccesable shares of Common Stock determined by dividing (x) the Liquidation Price on the Conversion Date of each share of Preferred Stock being converted by (y) the Conversion Price in effect at the time of conversion. The “Conversion Price” shall initially be the Initial Purchase Price, and shall be adjusted and readjusted from time to time as provided in this Section 4.

(b) Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted into Common Stock at the then effective Conversion Price applicable to any share of Preferred Stock being converted if a majority of the Preferred Stock vote in favor of conversion of all of the shares of Preferred Stock. Such conversion shall be effected in accordance with Section 4(a) hereof.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into Common Stock (or, in the case of automatic conversion of Preferred Stock pursuant to Section 4(b), hereof, before any holder of such Preferred Stock so converted shall be entitled to receive a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion), such holder shall surrender to the Corporation at the office of the Corporation or of any transfer agent for the Preferred Stock, the certificate or certificates representing such Preferred Stock, duly endorsed, accompanied by written notice to the Corporation that such holder elects to convert all or a specified number of such shares (or, in the case of such automatic conversion, such holder is surrendering the same) and stating therein such holder’s name or the name or names of such holder’s nominees in which such holder wishes the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominee’s certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fractional share and, if less than the full number of shares of Preferred Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Preferred Stock evidenced by such surrendered certificates less the number of each shares being converted. Any conversion made at he election of a holder of Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the Person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Reorganization, Reclassification or Recapitalization of the Corporation. In case (i) a capital reorganization, reclassification or recapitalization of the Corporation’s capital stock (other than in the cases referred to in Section 4(e) or (f)), (ii) the Corporation’s consolidation or merger with or into another corporation in which the Corporation is not the surviving entity, or in which the Corporation is the surviving entity but the shares of the Corporation’s capital stock outstanding immediately prior to the consolidation or merger are converted into cash or any other property; or (iii) the sale or transfer of all or substantially all of the Corporation’s property, then, as part of such reorganization, reclassification, recapitalization, merger, consolidation, sale or transfer, proper provision shall be made so that there shall thereafter be deliverable upon the conversion of the Preferred Stock or any portion thereof (in lieu of the number of shares of Common Stock theretofore deliverable), and without payment of any additional consideration, the number of shares of stock or other securities or property to which the holder of the number of shares of Common Stock which would otherwise have been deliverable upon the conversion of the Preferred Stock or any portion thereof immediately prior to such reorganization, reclassification, recapitalization, consolidation, merger, sale or transfer would have been entitled to receive in such reorganization, reclassification, recapitalization, consolidation, merger, sale or transfer, all subject to further adjustment as provided in this Section 4. This Section 4(d) shall apply to successive reorganizations, reclassifications, recapitalizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the conversion of Preferred Stock. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any of the transactions described in clauses (i) through (iii) above unless, prior to the consummation thereof, each entity (other than the Corporation) which may be required to deliver any stock, securities, cash or property upon the conversion of Preferred Stock shall assume by written instrument delivered to each holder of Preferred Stock, the obligation to deliver to such holder such shares of stock, securities, cash or property as such holder may be entitled to receive upon such conversion, and such entity shall have furnished to each holder of Preferred Stock an opinion of counsel for such entity, which counsel shall be reasonably satisfactory to such holder, stating that the holder of such Preferred Stock shall thereafter be entitled to receive, upon the conversion of such shares, the stock, securities, cash or property which such entity may be required to deliver pursuant to the terms hereof.

(e) Reclassifications. If the Corporation changes any of the securities as to which conversion rights under the Preferred Stock exists into the same or a different number of securities of any other class or classes, the Preferred Stock shall thereafter be convertible into such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under the Preferred Stock immediately prior to such reclassification or other change and the Conversion Price Director shall be appropriately adjusted. No series of Common Stock shall be so changed into shares of any other class or classes of stock unless a proportional and equivalent change shall be made with respect to all other series of Common Stock.

(f) Splits and Combinations. If the Corporation at any time subdivides any of its outstanding shares of Common Stock into a greater number of shares, the Conversation Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(g) Additional Antidilution Provisions

(i) Issuance of Securities. Subject to Section 4(g)(iv), if the Corporation shall at any time after the Original issue Date issue or sell any Corporation Stock without consideration, or for a consideration per share less than the Common Stock’s Fair Market Value on such date of issuance or sale, then, and thereafter successively upon each such issuance or sale, the then effective Conversion Price shall simultaneously with such issuance or sale be reduced to a Conversion Price determined by multiplying (x) the Conversion Price in effect immediately prior to such issuance or sale by (y) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such date of sale or issuance plus the number of shares of Common Stock which the aggregate consideration received for the issuance or sale of such additional additional shares would purchase at the Common Stock’s Fair Market

Value on such date of issuance or sale and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance or sale, provided that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amounts so carried forward, shall aggregate $.01 or more.

(ii) Options and Convertible Securities

(1) Issuance. In case the Corporation shall in any manner lease or grant any Options or any Convertible Securities, the total maximum number of share of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities, other than where the same are issuable upon the exercise of Options, as of the date of such issue or sale) be deemed to be issued and to be outstanding for the purpose of this Section 4(g) and to have been issued for the sum of (x) the amount (if any) paid for such Options or Convertible Securities and (y) the minimum amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; provided that, subject to the provisions of Section 4(g)(ii)(2), no adjustment or further adjustment of the Conversion Price shall be made upon the actual issuance of (x) any such Common Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities or the exercise of such Options or (y) any Common Stock issued or sold pursuant to conversion of any Convertible Securities or exercise of any Options to the extent outstanding on the Original Issue Date.

(2) Change in Option Price or Conversion Price. If the exercise price provided in any Option referred to in subsection 4(g)(ii)(1), or the rate at which any Convertible Securities referred to in subsection 4(g)(ii)(1) are convertible into to exchangeable for shares of Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed exercise price; additional consideration or changed conversion or exchange rate, as the case may be, at the time initially granted, issue or sold. If the exercise price provided for in any such Option referred to in subsection 4(g)(ii)(1), or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subsection 4(g)(ii)(1), or the rate at which any Convertible Securities referred to in subsection 4(g)(ii)(1) are convertible into or exchangeable for shares of Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution and such reduction would trigger an adjustment under subsection 4(g)(ii)(1), then in case of the delivery of shares of Common Stock upon the exercise of any such Option or under conversion or exchange of any such Convertible Security, the then effective Conversion Price shall, upon issuance of such shares of Common Stock, be adjusted to such amount as would have obtained had such Option or Convertible Security never been issued and had adjustments been made only upon the issuance of the shares of Common Stock actually delivered and for the consideration actually received for such Option or Convertible Security and the Common Stock.

(3) Termination of Option or Conversion Rights. In the event of the termination or expiration of any right to purchase Common Stock under any Option or of any right to convert or exchange Convertible Securities, the then effective Conversion Price shall, upon such termination, be changed to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(iii) Determination of Consideration Received. For the purpose of this Section 4(g):

(1) Cash Considering. In case of the issuance or sale of additional Common Stock, Options or Convertible Securities for cash, the consideration received by the Corporation therefore shall be deemed to be the net amount of cash received by the Corporation for such securities (or, if such securities are offered by the Corporation for subscription, the subscription price, or, if such securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

(2) Non-cash Consideration. In case of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of additional Common Stock, Options or Convertible Securities for a consideration other then cash or a consideration a part of which shall be other than cash, the fair value of such consideration other than cash shall be deemed to be the value of the consideration as reasonably determined by unanimous agreement of the Board, or, if unanimous agreement among the Board cannot be achieved, then as determined by an investment banking or accounting firm of recognized national standing that is not an affiliate of any shareholder of the Corporation and is acceptable to all members of the Board.

(iv) Antidilution Exceptions. Notwithstanding anything in this Section 4(g) to the contrary, the Conversion Price shall not be adjusted by virtue of the issuance or sale of (i) up to 10,000 shares of Common Stock issued to officers or employees of, or consultants to, the Corporation pursuant to a stock purchase or option plan or other employee stock incentive program, as appropriately adjusted for any stock dividend, stock split, recapitalization or consolidation; (ii) shares of Common Stock issued to officers or employees of the Corporation pursuant to the Key Companies, Inc. Stock Incentive Plan, provided that such issuance is approved by the                                 of the Board of Directors; (iii) shares of Common Stock Options or Convertible Securities issued to a bank or other lending institutions in connection with a financing transaction if such issuance is approved by the Finance Committee in advance; (iv) Common Stock issued or issuable as a dividend or distribution on, or upon conversion of, the Preferred Stock; (v) without duplication, Common Stock issued pursuant to options, warrants, convertible securities or other rights to acquire equity securities of the Corporation (collectively, “Stock Rights”), which are outstanding on the Original Issue Date; provided, with respect to any Stock Right, if the Conversion Price shall not be adjusted by reason of the issuance of such Stock Right, then the Conversion Price shall not be adjusted by reason of the exercise or conversion of such Stock Right in accordance with its terms; (vi) shares of Preferred Stock or Common Stock issued in connection with any stock split or stock dividend which affects all equity holders of the Corporation proportionately; and (vii) any issuance or sale of shares of Common Stock as to which a Majority of the Preferred Stock have waived, in their sole discretion, the provisions of this Section 4(g).

(h) Maximum Conversion Price. At no time shall the Conversion Price exceed the Initial Purchase Price, except to the extent such excess is a result of any adjustments to the Conversion Price pursuant to Section 4(e) or 4(f) hereof.

(i) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(j) Other Dilutive Events. If any event occurs as to which the other provisions of this Section 4 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by this Certificate of Amendment in accordance with the essential intent and principles hereof, then, in each such case, the Corporation shall appoint a firm of independent public accountants of recognized national standing which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4, necessary to preserve, without dilution, the conversion rights represented by the Preferred Stock. Upon receipt of such opinion, the Corporation shall promptly mail a copy thereof to each holder of the Preferred Stock and shall make the adjustments described therein.

(k) Certificates and Notices.

(i) Adjustment Certificates. Upon any adjustment of the Conversion Price and/or the number of shares of Common Stock issuable upon conversion of this Preferred Stock, a certificate, signed by (i) the Corporation’s President or Chief Financial Officer, or (ii) any independent firm of certified public accountants of recognized national standing the Corporation selects at its own expense, setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated, shall be mailed to each holder of the Preferred Stock and shall specify the adjusted Conversion Price and the number of shares of Common Stock into which each share of Preferred Stock is convertible after giving effect to the adjustment. The Corporation shall, upon the written request at any time of any holder of Class A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) the applicable Conversion Price at the time in effect, and showing how it was calculated, and (ii) the number of shares of Common Stock issuable and the amount, if any, of other property which at the time would be received upon the conversion of Class A Preferred Stock.

(ii) Corporate Events. If the Corporation proposes to effect (i) any transaction described in Section 4(d), (c) or (f) hereof, (ii) any issuance or grant of any Common Stock, Options, Convertible Securities or any other securities of the Corporation, or (iii) any dividend or distribution with respect to the Common Stock, then, in each such case, the Corporation shall mail to each holder of Preferred Stock’s notice describing such proposed action and the economic terms of such action and, if applicable, specifying the date on which the Corporation’s books shall close, or a record shall be taken, for determining the holders of Common Stock entitled to participate in such action, or the date on which such event or transaction shall take place or commence, as the case may be, and the date as of which it is expected that holders of Common Stock or record shall be entitled to receive securities and/or other property deliverable upon such even or transaction, if any such date is to be fixed. Such notice shall be delivered to each holder of Preferred Stock upon the earlier of (i) ten days prior to the record date for determining the shareholders who are entitled to vote on such even or transaction and (ii) thirty days prior to such action being taken (or, if applicable, prior to such transaction being consummated).

(l) No Impairment. The Corporation will not, by amendment of its Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, insurance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Amendment, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (i) will not permit the par value of any shares of stock at the time issuable upon the conversion of the Class A Preferred Stock to exceed the applicable Conversion Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of stock on the conversion of the Class A Preferred Stock, (iii) will not take any action which results in any adjustment of the applicable Conversion Price if after such action the total number of shares of Common Stock issuable upon the conversion of all of the Preferred Stock will amend the total number of shares of Common Stock then authorized by the Certificate and available for the purpose of issue upon such conversion, (iv) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of the Preferred Stock, and (v) will not transfer all or substantially all of its properties and assets to any other Person, or consolidate with or merge into any other Person or permit any such Person to consolidate with or merge into the Corporation (if the Corporation is not the Surviving Person), unless, in the case of this clause (v), such other Person shall expressly assume in writing and become bound by all the terms of this Preferred Stock.

(m) Application. Except as otherwise provided herein, all subsections of this Section 4 are intended to operate independently of one another. If an even occurs that requires the application of more than one subsection, all applicable sections shall be given independent effect, but without double counting or providing double adjustments for the same transaction.

(n) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock.

Section 5. Redemption. From and after June 2, 2009, each holder of Preferred Stock shall be entitled to require the Corporation to redeem for cash out of any funds legally available therefore up to 100% of the Preferred Stock held by each holder on that date. Redemptions pursuant to this Section 5 shall be made at the Liquidation Price (on the applicable date) on each share of Preferred Stock to be redeemed. The Corporation need not establish any sinking fund for the redemption of Preferred Stock.

On or after the date of redemption (unless postponed or waived as provided below) each holder who desires the Corporation to redeem the Preferred Stock shall surrender a certificate or certificates representing the number of shares of Preferred Stock to be redeemed as stated in a notice provided to the Corporation, and the Corporation shall pay the Liquidation Price to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all the shares represented by such certificates are to be redeemed, the Corporation shall forthwith issue a new certificate, of like tenor, for the unredeemed shares.

Notwithstanding the foregoing, a Majority of the Preferred Stock shall have the right to postpone the redemption date or waive (on a pro rata basis) the obligation of the Corporation to redeem all or part of the Preferred Stock, by written notice to the Corporation of at least ten days prior to the scheduled redemption date. The Corporation shall not redeem the Preferred Stock of any holder of Preferred Stock until the scheduled redemption date, if any.

For the purpose of determining whether funds are legally available for redemption of Preferred Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law. If on any redemption date funds of the Corporation legally available therefore shall be insufficient to redeem all the Preferred Stock required to be redeemed as provided herein, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption pro rata according to the number of such shares held by each holder of Preferred Stock. The redemption requirements provided hereby shall be continuous, so that if on any redemption date such requirements shall not be fully discharged, without further action by any holder of Preferred Stock funds legally available shall be applied thereof until such requirements are fully discharged.

Section 6. Voting Rights. The holders of the Preferred Stock shall not be entitled to vote for the election of directors. Without the consent of the holders of a Majority of the Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of shareholders, the Corporation shall not:

(a) pay or declare any dividend or distribution on any shares of Junior Stock (or may any payment with respect to securities, convertible or exchangeable for any capital stock) or apply any of the Corporation’s assets to the redemption, retirement, purchase or other acquisition directly or indirectly through Subsidiaries or otherwise, of any shares of Junior Stock except from employees of the Corporation or any Subsidiary consistent with the terms of the Shareholders Agreement;

(b) reclassify any Junior Stock into shares having any preference or priority as to the payment of dividends or the distribution of assets superior to or on a parity with any such preference or priority of the Preferred Stock;

(c) authorize, create or issue any other class, or classes or series of capital stock, series of Preferred Stock, or other securities convertible into or exchangeable for any capital stock, having any preference or priority superior to or on a parity with the Preferred Stock;

(d) increase or decrease the numbers of authorized shares or the par value of Preferred Stock;

(e) alter or change the powers, preferences or special rights of the Preferred Stock so as to affect them adversely; or

(f) amend or repeal any provision of, or add any provisions to the Corporation’s By-Laws or Certificate

The consent of any holder whose consent is required hereunder may be exercised either by such holder or such holder’s designee to the Corporation’s Board.

Section 7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and, upon such event, all such shares shall resume the status of authorized but unissued shares of preferred stock.

Section 8. Definitions. (g) For purposes of this Certificate of Amendment, the following definitions shall apply.

“Affiliates” means any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Person specified.

“Board” means the Board of Directors of the Corporation.

“Business Day” means a day which is not a Saturday, Sunday or legal holiday on which banking institutions in New York are authorized to close.

“Common Stock” means the common stock, par value $.001 per share of the Corporation.

“Common Stock’s Fair Market Value” means, as of any date, the fair market value of a share of Common Stock on such date. Such fair market value on a date shall mean (i) if shares of the Common Stock are listed on a national securities exchange or the NASDAQ National Market (the “NMM”), the average of the closing prices as reported for composite transactions during the 30 consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange or the NMM on such trading day; (ii) if the shares of the Common Stock are not traded on a national securities exchange or the NMM but are otherwise traded over the counter this arithmetic average (for consecutive trading days) of the mean between the highest bid and lowest asked prices as of the close of business during the 30 consecutive trading days preceding the trading day immediately prior to such date as quoted on the National Association of Securities Dealers Automated Quotation system or an equivalent generally accepted reporting services; or (iii) if there is no active market for the Common Stock, the fair market value thereof as mutually determined by the Corporation and the holders of a Majority of the Preferred Stock.

“Conversion Date” means the date of any surrender of shares for conversion or the date of any automatic conversion.

“Convertible Securities” means evidences of indebtedness or shares of stock or other securities which are convertible into or exchangeable for, with or without payment of additional consideration shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event or both.

“Initial Purchase Price” means $114.82, as adjusted to reflect any increase in the amount paid per share of Preferred Stock pursuant to Section 2(g) of the Recapitalization Agreement.

“Liquidation Price” of any share of Preferred Stock, means, as of any date, the sum of (i) the Initial Purchase Price, plus (ii) the amount of any accrued but unpaid dividends on such share.

“Majority of the Preferred Stock” shall mean more than 50% of the outstanding shares of Preferred Stock (each share of Preferred Stock having a vote equal to the number of shares of Common Stock issuable as of the record date for such vote (or the date of such vote if there is no record date) upon conversion of such share of Preferred Stock).

“Option” means any right, warrant or option to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Original Issue Date” means the first date on which shares of Preferred Stock are issued.

“Person” means an individual, corporation, partnership, association, trust, limited liability corporation or any other entity or organization.

“Shareholders Agreement” means the Shareholders Agreement dated as of May 23, 2000, between Kelso Investment Associates VI, L.P., KEP VI, L.P., the Corporation and the other parties thereto, as the name shall be amended from time to tome.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of May 8, 2000, between Kelso Investment Associates VI, L.P., KEP VI, L.P., the Corporation and the other parties thereto, as the same shall be amended from time to time.

“Subsidiary” means, with respect to the Corporation, any Person of which securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation or a Subsidiary of the Corporation.

FIFTH: The above amendment to the Certificate of Incorporation was authorized by a vote of a majority of the Board of Directors and subsequently a vote of the holders of two-thirds of all outstanding charges entitled to vote thereon at a meeting of the shareholders and the above restatement of the Certificate of Incorporation was authorized by the written consent of a majority of the Board of Directors.

IN WITNESS WHEREOF, the undersigned hereby execute this document and affirm that the facts set forth herein are true under penalty of perjury this 15th day of July 2000.

KEY COMPONENTS, INC. a New York corporation

By:	/s/ Robert B. Kay
Name: Robert B. Kay Title: President

By:	/s/ Jan L. Rivera
Name: Jan L. Rivera Title: President

STATE OF NEW YORK

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

KEY COMPONENTS, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

1.	The name under which the corporation was formed is Key Components, Inc.

2.	The certificate of incorporation of said corporation was filed by the Department of State on April 30, 1977.

3.	(a) The certificate of incorporation is amended to state that the name of the corporation is Actuant Electrical, Inc.

(b)	To effect the foregoing, Article 1 is amended to read as follows:

1.	The name of the corporation is Actuant Electrical, Inc.

4.	The amendment was authorized by the joint written consent of the Board of Directors and the shareholders of the corporation under Sections 708(b) and 615 of the Business Corporations Law.

5.	This Certificate of Amendment shall be effective as of August 31, 2010.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 31st day of August, 2010.

KEY COMPONENTS, INC.

By:	/s/ Terry M. Braatz
Name:	Terry M. Braatz
Title:	Treasurer